Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of DPW Holdings, Inc. on Form S-8 of our report which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, dated April 16, 2019, with respect to our audits of the consolidated financial statements of DPW Holdings, Inc. as of December 31, 2018 and 2017 and for the years ended December 31, 2018 and 2017 appearing in the Annual Report on Form 10-K of DPW Holdings, Inc. for the year ended December 31, 2018.

/s/ Marcum llp

Marcum llp

New York, New York

September 9, 2019